EXHIBIT 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2008

—Reports Income Per Diluted Share of 32 Cents—

SANTA ANA, Calif., May 1, 2008 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the first quarter ended March 31, 2008.

Current Quarter Highlights

•	Total revenues of $1.7 billion in the first quarter of 2008, a 21.9 percent decrease from the prior year.

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Net income of $29.3 million (32 cents per diluted share) in the first quarter of 2008, compared with $67.7 million (68 cents per diluted share) in the first quarter of 2007, when adjusted for the net impact of one-time items in 2007 totaling $16.1 million (16 cents per diluted share).

•	Continued revenue growth in international title operations.

•	Strong pretax margins in the Information and Outsourcing Solutions segment, despite ongoing difficult market conditions.

•	Corporate-wide focus on cost-containment initiatives.

Consolidated Review

Total revenues for the first quarter of 2008 were $1.7 billion, a decrease of 22 percent relative to the first quarter of 2007. Net income was $29.3 million in the first quarter of 2008, a decrease of 57 percent, compared with adjusted net income of $67.7 million in the first quarter of 2007. Income per diluted share was 32 cents in the first quarter of 2008, down 53 percent, versus an adjusted income per diluted share of 68 cents in the first quarter of 2007. First quarter 2007 net income numbers are adjusted to exclude certain net realized investment gains and other one-time items totaling $16.1 million, after tax, or 16 cents per diluted share. Including these items, net income and income per diluted share for the first quarter of 2008 decreased 65.0 percent and 61.9 percent, respectively, from prior year totals of $83.8 million and 84 cents, respectively.

“The company continues to be impacted by the slowdown in real estate and mortgage activity,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “But in response, we continue to aggressively pursue the companywide cost-reduction efforts that began in

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First American Reports Financial Results for the First Quarter 2008

2007. We also are pleased to report that we are making progress on the planned separation of our Financial Services and Information Solutions businesses.”

First Quarter Segment Review

The company has reorganized its two business groups and underlying segments to reflect how the assets and operations will be divided and managed once the separation of its Information Solutions and Financial Services businesses is consummated. Effective this quarter, the company will present the following five business segments:

Financial Services Group

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Title Insurance and Services: The Title Insurance and Services segment’s principal product is policies of title insurance on residential and commercial property. This segment also accommodates tax-deferred exchanges of real estate and provides escrow services, investment advisory services, trust services, lending and deposit products, and other related products and services.

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Specialty Insurance: The Specialty Insurance segment’s primary business focus is in providing residential service contracts that cover many of the major systems and appliances in homes against failures that occur as a result of normal usage during the coverage period, and in offering property and casualty insurance.

Information Solutions Group

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Information and Outsourcing Solutions: The Information and Outsourcing Solutions segment focuses on providing a wide range of products and services to the lender and mortgage markets, including tax monitoring, flood zone certification and monitoring, asset valuation and management services, default management services, and loan administration and production services.

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Data and Analytic Solutions: The company’s Data and Analytic Solutions segment provides licenses and analyzes data relating to mortgage securities and loans and real property, offers risk management and collateral assessment analytics and provides database management and automated appraisal services to various businesses, in particular to businesses operating in the real estate industry and to consumers interested in real estate. The company’s Data and Analytic Solutions segment’s primary customers are commercial banks; mortgage lenders and brokers; investment banks; fixed income investors; real estate agents; property and casualty insurance companies; title insurance companies; and licensees in government, legal servicing, property and casualty insurance, and consumer-direct. The data offered by this segment include loan information, property characteristic information, maps and aerial imaging, and images of publicly

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First American Reports Financial Results for the First Quarter 2008

recorded documents relating to real property. This segment also manages databases of title and tax records, known as title plants, which are used primarily by title insurance companies in the issuance of title insurance policies.

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Risk Mitigation and Business Solutions: The company’s Risk Mitigation and Business Solutions segment is comprised entirely of First Advantage Corporation, a public company whose shares of Class A common stock trade on NASDAQ Global Market under the ticker symbol FADV. First Advantage operates in six primary business groups: lender services, data services, dealer services, employer services, multifamily services, and investigative and litigation support services.

Financial Services Group

“We continue to manage our cost structure in the Financial Services Group, as we navigate through the difficult real estate and mortgage markets,” stated Dennis J. Gilmore, First American’s chief operating officer and future chief executive officer of the Financial Services company. “We remain focused on streamlining both our direct and agency title operations by centralizing administrative functions, leveraging our technology and rationalizing our cost structure.”

Title Insurance and Services. During the first quarter of 2008, operating revenues in the Title Insurance and Services segment were $1.0 billion, a 26 percent decrease from the same quarter of 2007. Factors contributing to these results were a decline in the number of title orders closed, a decrease in the average revenue per order closed and the reduction of certain agency relationships. Average revenue per direct title order was $1,419, a 3 percent decline relative to the first quarter of 2007. The company’s direct operations closed 389,600 title orders for the first quarter of 2008, a decrease of 15 percent when compared with 458,900 title orders closed in the first quarter of 2007.

Salary and other personnel costs were $342.0 million, a 16 percent decrease compared with the first quarter of 2007, primarily due to staff reductions. The company reduced staff by approximately 4,600 since the end of the first quarter of 2007, including nearly 1,000 during the first quarter of 2008. Included in salary and other personnel costs for the first quarter of 2008 were $1.4 million of employee separation costs. Other operating expenses were $242.7 million, a decrease of 8 percent compared with the first quarter of 2007. The decrease was primarily due to a reduction in title production costs, lower occupancy costs and other cost-containment programs. Other operating expenses include $3.1 million of lease termination costs incurred during the first quarter of 2008.

The loss provision for claims during the quarter was 6.2 percent of operating revenues, versus 7.1 percent in the first quarter of 2007. The current quarter rate reflects the expected claims experience for policy year 2008, with no reserve adjustments required for prior policy years.

Pretax income for the Title Insurance and Services segment was $2.9 million in the first quarter of 2008, a decrease of 95 percent relative to the first quarter of 2007.

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First American Reports Financial Results for the First Quarter 2008

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $76.1 million in the first quarter of 2008, a 6 percent decrease relative to the first quarter of 2007. The decline was primarily due to a decrease in property and casualty insurance revenues. Pretax income was $8.5 million in the first quarter of 2008, a 29 percent decrease relative to the first quarter of 2007.

Information Solutions Group

“In spite of difficult market conditions, the Information Solutions Group was able to produce a pretax margin of 17.1 percent in the first quarter of 2008, which compares favorably to the first quarter of 2007, when one-time items are excluded. We are excited about the opportunities to improve these margins in 2008 and beyond through a further integration of our operations, additional product development and enhanced sales efforts,” said Frank V. McMahon, First American’s vice chairman and future chief executive officer of the Information Solutions company.

Information and Outsourcing Solutions. Total revenues at the Information and Outsourcing Solutions segment were $196.2 million in the first quarter of 2008, a 5 percent decrease from the prior year. The decline was primarily a result of a decrease in tax service, flood certification and appraisal-related revenues, offset in part by an increase in production volume at the default-related businesses. Pretax income during the quarter was $50.5 million, a 9 percent increase from the prior year.

Data and Analytic Solutions. Total revenues at the Data and Analytic Solutions segment were $146.9 million in the first quarter of 2008, a 35 percent decrease relative to the first quarter of 2007. The decrease was primarily due to a $77.1 million gain recorded in the first quarter of the prior year resulting from the merger of the company’s Real Estate Solutions division with CoreLogic Systems, Inc. Pretax income was $20.6 million in the first quarter of 2008, an 80 percent decrease relative to the first quarter of 2007.

Risk Mitigation and Business Solutions. During the first quarter of 2008, total revenues at the Risk Mitigation and Business Solutions segment were $203.6 million, a decrease of 6 percent relative to the first quarter of 2007. Pretax income for the segment was $22.1 million, an increase of 11 percent, compared with the first quarter of last year. The increase was primarily due to $8.0 million in compensation-related expense recorded in the first quarter of the prior year in connection with the resignation of First Advantage’s former chief executive officer. Excluding this expense, pretax income in the first quarter decreased 21 percent relative to the prior year.

Investment and Other Income

Declining yields on assets resulted in a 4 percent decrease in investment and other income during the first quarter of 2008, to $69.4 million, down from $72.0 million in the prior year.

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First American Reports Financial Results for the First Quarter 2008

Teleconference/Webcast

First American’s first quarter results will be discussed in more detail on Thursday, May 1, 2008, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is (888) 955-3516. Callers from outside the United States may dial (210) 234-5896. The pass code for the event is FIRST AMERICAN. The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through May 7, 2008, by dialing (203) 369-1987. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $8.2 billion in 2007, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release, including those related to the division of the assets and operations of the company upon separation, claims experience for 2008, margin improvement efforts at the Information Solutions business and order volume from the Hurricane Katrina program are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; systems interruptions and intrusions; the company’s inability to realize the benefits of its offshore strategy; product migration; the inability to consummate the spin-off transaction announced Jan. 15, 2008, as a result of, among other factors, the inability to obtain necessary regulatory approvals or the failure to obtain the final approval of the company’s board of directors; the inability to recognize the benefits of the spin-off transaction as a result of, among other factors, unexpected corporate overhead costs, unfavorable reaction from customers, employees, ratings agencies or other interested persons, the triggering of rights and obligations by the spin-off, accommodations required to be made to obtain consents or waivers or the inability to transfer assets into the entity being spun-off; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2007, as updated in Part II, Item 1A of the company’s quarterly report on Form 10-Q for the period ended March 31, 2008, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

(Additional Financial Data Follows)

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First American Reports Financial Results for the First Quarter 2008

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2008	2007
Total revenues	$1,655,007	$2,120,429
Income before income taxes and minority interests	$69,574	$180,418
Income taxes provision	$22,117	$59,439
Minority interests	$18,139	$37,192

Net income	$29,318	$83,787

Net income per share:
Basic	$0.32	$0.87
Diluted	$0.32	$0.84
Weighted average common shares outstanding:
Basic	92,000	96,749
Diluted	92,725	99,144
Title orders opened	595,200	715,500	(A)
Title orders closed	389,600	458,900	(A)

(A)	Includes 35,300 title orders opened and 900 title orders closed associated with a government program established to help Louisiana residents recover from the impact of Hurricane Katrina. The program has been modified by the government, and the company does not anticipate this order volume to continue.

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First American Reports Financial Results for the First Quarter 2008

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$929,680	$1,162,569

Accounts and accrued income receivable, net	645,523	559,996

Income tax receivable	71,003	39,187

Investments:
Deposits with savings and loan associations and banks	376,357	198,055
Debt securities	1,371,146	1,368,212
Equity securities	115,616	147,102
Other long-term investments	453,635	457,764

	2,316,754	2,171,133

Loans receivable, net	119,149	116,751

Property and equipment, net	744,717	755,435

Title plants and other indexes	652,285	645,679

Deferred income taxes	69,998	23,274

Goodwill	2,618,448	2,567,340

Other intangible assets, net	335,756	346,207

Other assets	259,640	260,350

	$8,762,953	$8,647,921

Liabilities and Stockholders’ Equity
Demand deposits	$981,163	$743,685
Accounts payable and accrued liabilities	1,018,815	1,123,624
Deferred revenue	736,243	756,202
Reserve for known and incurred but not reported claims	1,347,104	1,357,632
Notes and contracts payable	909,946	906,046
Deferrable interest subordinated notes	100,000	100,000

	5,093,271	4,987,189

Minority interests in consolidated subsidiaries	687,952	675,907

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized—500,000 shares; outstanding—none
Common stock, $1 par value
Authorized—180,000,000 shares
Outstanding—92,212,000 and 91,830,000 shares	92,212	91,830
Additional paid-in capital	774,726	762,734
Retained earnings	2,215,024	2,205,994
Accumulated other comprehensive loss	(100,232)	(75,733)

	2,981,730	2,984,825

	$8,762,953	$8,647,921

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First American Reports Financial Results for the First Quarter 2008

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31
	2008	2007
Revenues
Operating revenues	$1,591,528	$1,983,722
Investment and other income	69,355	71,987
Gain on stock issued by subsidiary	—	2,211
Net realized investment gains	(5,876)	62,509

	1,655,007	2,120,429

Expenses
Salaries and other personnel costs	566,994	644,479
Premiums retained by agents	361,230	552,195
Other operating expenses	462,486	512,361
Provision for policy losses and other claims	107,099	140,138
Depreciation and amortization	56,174	54,085
Premium taxes	12,016	17,486
Interest	19,434	19,267

	1,585,433	1,940,011

Income before income taxes and minority interests	69,574	180,418
Income taxes provision	22,117	59,439

Income before minority interests	47,457	120,979
Minority interests	18,139	37,192

Net income	29,318	83,787

Other comprehensive income (loss), net of tax:
Unrealized gain on securities	(27,326)	4,009
Foreign currency translation adjustments	744	505
Minimum pension liability adjustment	2,083	—

	(24,499)	4,514

Comprehensive income	$4,819	$88,301

Net income per share:
Basic	$0.32	$0.87

Diluted	$0.32	$0.84

Weighted average common shares outstanding:
Basic	92,000	96,749

Diluted	92,725	99,144

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First American Reports Financial Results for the First Quarter 2008

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended March 31
	Total revenues		Pretax (A)		Margins
	2008	2007	2008	2007	2008	2007
Financial Services
Title Insurance and Services	$1,047,942	$1,415,801	$2,944	$53,233	0.3%	3.8%
Specialty Insurance	76,081	80,636	8,491	11,964	11.2%	14.8%

	$1,124,023	$1,496,437	$11,435	$65,197	1.0%	4.4%

Information Solutions
Information and Outsourcing Solutions	$196,182	$206,600	$50,518	$46,214	25.8%	22.4%
Data and Analytic Solutions	146,854	224,845	20,584	102,263	14.0%	45.5%
Risk Mitigation and Business Solutions	203,620	217,197	22,139	19,905	10.9%	9.2%

	$546,656	$648,642	$93,241	$168,382	17.1%	26.0%

(A)—Income before income tax, minority interest and corporate expenses

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Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com